Exhibit 99.1

FOR IMMEDIATE RELEASE: May 14, 2012

CONTACT:	Jacobs Entertainment, Inc. Stephen R. Roark, President 303-215-5201

Jacobs Entertainment, Inc. Reports First Quarter Results

Golden, Colorado – Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced unaudited financial results for its first quarter ended March 31, 2012.

Net revenues for the first quarter of 2012 were $98.3 million compared to $91.8 million in the first quarter of the previous year. Net income for the first quarter of 2012 was $4.3 million compared to $1.8 million in the same quarter of the previous year.

Jacobs Entertainment, Inc. will host a conference call to discuss its operating results for its first quarter ended March 31, 2012. The conference call will be held at 11:00 a.m. Eastern Time on Tuesday, May 15, 2012, and will be hosted by Stephen R. Roark, President of Jacobs Entertainment, Inc. and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Tuesday, May 15, 2012 at 11:00 a.m. Eastern Time, please dial (800) 952-4972 and a live operator will put you through. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Tuesday, May 15, 2012 at 3:00 p.m. Eastern Time. To access the replay, please dial (800) 408-3053 and reference the confirmation code 3233625. The replay will run until midnight Eastern Time, Tuesday, May 22, 2012.

About Jacobs Entertainment

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Hotel Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno in Reno, Nevada; the Gold Dust West-Carson City in Carson City, Nevada; the Gold Dust West-Elko in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and ten related off-track wagering facilities located in Virginia; and 21 video poker truck stops located in Louisiana with a share in the gaming revenues of an additional video poker truck stop located in Louisiana.

Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended March 31,
	2012	2011
Revenues:
Total revenues	$107,959	$101,093
Promotional allowances	(9,691)	(9,250)

Net revenues	98,268	91,843
Costs and expenses	87,512	83,290

Operating income	10,756	8,553
Interest expense, net	(6,464)	(6,778)

Net income	4,292	1,775
Net income of subsidiary attributable to the noncontrolling interest	—	(4)

Net income attributable to JEI	$4,292	$1,771

SELECTED BALANCE SHEET DATA

	March 31, 2012	December 31, 2011
Total assets	$337,975	$329,822
Total liabilities	$318,712	$313,851
Stockholder’s equity	$19,263	$15,971

Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com

EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry. EBITDA is also a key component of certain financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended March 31,
	2012	2011
Net income, as reported above	$4,292	$1,775
Add:
Interest expense, net	6,464	6,778
Depreciation and amortization	5,061	5,605

EBITDA	$15,817	$14,158
Unrealized gain on change in fair value of investment in equity securities	(2,474)	(480)
Costs incurred for 2012 Credit Agreement Amendment	420	—

ADJUSTED EBITDA	$13,763	$13,678

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Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com